LEASE AGREEMENT


         THIS AGREEMENT is made this 9th day of January, 2004 between Derma Sciences, Inc. ("Lessor") and Kimberly-Clark Corporation ("Lessee").

         1. Lease of Equipment. The Lessor leases to the Lessee, for use upon the premises in Fort Worth, Texas now occupied by the Lessee, the equipment described in Exhibit A (the "Equipment").


         2. Rentals. The Lessee shall pay rentals of $1 per month and other good and valuable consideration, the receipt of which is hereby acknowledged by Lessor. The first rental payment is due three (3) months from the commencement of the Lease term and shall include the three (3) months in arrears plus the rental payment for the succeeding month. Subsequent rentals, if any, are due on the same date of each month thereafter during the term of the Lease, each for the succeeding month.


         3. Taxes and Assessments. The Lessee shall assume and pay, in addition to the sums set forth in Section 2 of this Lease, all taxes and/or assessments levied on the Equipment or the leasing thereof, whether assessed and billed to Lessee or Lessor.

         4. Warranties. Lessor warrants that it has good title to the Equipment free and clear of all claims, liens, encumbrances and security interests, excepting those arising by virtue of agreements currently in force between Lessor or Lessor's subsidiaries and Laurentian Bank of Canada and/or Merrill Lynch Business Financial Services, Inc. and those granted in favor of Lessee.

         5. Repair and Maintenance. At its expense, the Lessee shall maintain the Equipment in good working order and repair. All replacement parts will be paid for by Lessee, but shall become part of the Equipment and shall be the property of the Lessor.

         6. Liens; Assignments; Claims. Lessee shall keep the Equipment free and clear of all liens, encumbrances and security interests and shall not remove it from the premises above described or do or permit anything to be done which might operate to prejudice Lessor's title; shall not transfer, deliver, or sublet the Equipment to any other person or corporation without prior written consent of the Lessor; shall not assign any rights hereunder to any other person or corporation without prior written consent of the Lessor; and shall comply with all laws, ordinances and regulations applicable to the Equipment and the use thereof.


     7. Risk of Loss. Lessee shall exercise reasonable care to prevent loss or damage to the Equipment during the term of this Lease; however, all risk of loss or damage beyond the reasonable control of Lessee shall be borne by Lessor. Anything hereinafter contained to the contrary notwithstanding, Lessee shall assume and maintain liability for injuries to persons or property (except injury or damage to the Equipment beyond the reasonable control of Lessee), as well as violations of the Occupational Safety

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and Health Act of 1970, regulations thereunder and similar state statutes and regulations, resulting from the operation or maintenance of the Equipment.


     8. Inspection. Lessee shall permit the Lessor's agents to enter upon Lessee's premises to inspect the Equipment at all reasonable times.


     9. Term and Termination.


          (a) The term of the Lease shall commence on the date first above written. Unless terminated earlier pursuant to Section (b) of this Section 9, this Lease shall continue in full force and effect until April 30, 2004.


          (b) Lessor may, at its sole option, terminate this Lease, effective immediately upon the occurrence of one or more of the following events: (i) Lessee fails, within 45 days after written notice thereof from Lessor, to cure any breach of any of its covenants in this Lease; (ii) insolvency or bankruptcy of the Lessee; (iii) the making by Lessee of an assignment for the benefit of creditors; (iv) appointment of a trustee or receiver for Lessee, or for a substantial part of its property, with or without its consent, or (v) institution by or against Lessee of bankruptcy, reorganization, arrangement or insolvency proceedings of which Lessee is the subject.

          (c) Upon termination or expiration of this Lease, the Lessee shall immediately deliver the Equipment to Lessor in substantially the same operating order and condition as of the date of the commencement of the Lease term, with exception for the reasonable wear and tear and depreciation resulting from the authorized and normal use thereof and for damage beyond the reasonable control of Lessee, as described in Section 7.

          (d) On or before five (5) days following expiration or termination of this Lease, Lessor will accept delivery of and remove the Equipment from Lessee's premises at Fort Worth, Texas. To avoid confusion and without limiting the foregoing, Lessor shall be responsible for all costs, risks and liability associated with disassembly of the Equipment at Lessee's Fort Worth, Texas premises and with removal and transportation of the Equipment from such premises.

          10. Controlling Law. This Lease Agreement shall be construed in accordance with the laws of the State of Texas.


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                                Derma Sciences, Inc.


                                By:  _______________________________
                                Title:  President and Chief Executive Officer
                                         214 Carnegie Center, Suite 100
                                         Princeton, NJ 08549



                                Kimberly-Clark Corporation


                                By:  _______________________________
                                Title:  President, Business-to-Business
                                         1400 Holcomb Bridge Road
                                         Roswell, Georgia 30076


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